Exhibit 99.01

PayPal to Acquire VeriSign’s Payment Gateway Business;
eBay and VeriSign Form Strategic Alliance for Online Commerce and Security

San Jose, Calif. and Mountain View, Calif, Oct. 10, 2005 – eBay (Nasdaq: EBAY) and VeriSign (Nasdaq: VRSN) today announced a strategic alliance that calls for the two companies to collaborate on payment services and security initiatives for e-commerce. Under the terms of the agreements, PayPal, an eBay company, will acquire VeriSign’s payment gateway business and combine it with PayPal’s leading merchant services platform. VeriSign will also provide eBay and PayPal with a suite of security services that includes the deployment of two-factor authentication, a security system that gives customers a one-time password or digital certificate to help protect against online identity theft.

With the acquisition of VeriSign’s payment gateway, which processed more than $40 billion in total payment volume in 2004, PayPal plans to accelerate its merchant services business by expanding its customer base to tens of thousands of new small and medium-sized business customers online. The payment gateway is a real-time, scalable Internet payment platform that allows merchants to authorize, process and manage online payments. The combination of VeriSign’s payments gateway with PayPal’s existing services will provide merchants with multiple processing choices from a single provider, including VeriSign’s gateway, PayPal’s Website Payments Standard, Express Checkout or Website Payments Pro.

Additionally, eBay and VeriSign have signed a multi-year security technology agreement that calls for eBay to invest in the deployment of VeriSign technologies that enable and protect online transactions, including the purchase of up to one million two-factor authentication tokens. eBay and PayPal plan to begin the rollout of two-factor authentication to customers in 2006, including marketing and security programs designed to promote customer adoption.

“VeriSign’s payment gateway is a popular and market-proven product that perfectly complements PayPal’s existing payment services,” said Jeff Jordan, president of PayPal. “We’re very excited about the opportunity to extend the benefits of PayPal’s services to the VeriSign customer base. This acquisition allows PayPal to give our customers more choice in payment services and grow our merchant services business even more quickly.”

“At eBay, we’re always looking for additional tools and technologies to improve the security of our community’s accounts and ensure the privacy of information. Two-factor authentication will be another important way customers can shop safely on eBay and pay with PayPal,” said Rob Chesnut, senior vice president of trust and safety for eBay. “We’re thrilled to be working with VeriSign, and are proud to be one of the first e-commerce companies to give our customers access to two-factor authentication.”

“The alliance between VeriSign and eBay brings together two leaders in online commerce. eBay’s deployment of two-factor authentication will represent one of the largest consumer authentication deployments in the industry,” said Stratton Sclavos, chairman and chief executive officer, VeriSign. “After the asset sale of our payment gateway business, VeriSign will continue to focus on our core mission of enabling and protecting all forms of digital interactions. In addition, the acquisition provides our worldwide merchant base with the benefits of PayPal’s already robust payment capabilities.”

PayPal will pay approximately $370 million to purchase VeriSign’s payment gateway business, payable in cash and/or eBay stock. Including synergies with PayPal’s merchant services business, the payment gateway business is expected to generate an incremental $100 million of revenue at a 20 percent pro forma operating margin in 2006.

VeriSign will provide financial guidance regarding the transaction and its impact to future guidance upon closing.

The acquisition is subject to regulatory and other approvals, and is expected to close in the fourth quarter of 2005.

About VeriSign
VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.VeriSign.com.

About PayPal
Founded in 1998, PayPal, an eBay company, enables any individual or business with an email address to send and receive payments online securely, easily and quickly. PayPal’s service builds on the existing financial infrastructure of bank accounts and credit cards and uses one of the world’s most advanced proprietary fraud prevention systems to create a safe, global, real-time payment solution. PayPal has nearly 79 million accounts and is available to users in 56 markets around the world. More information about the company can be found at https://www.paypal.com

About eBay
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites – including the eBay Marketplace, PayPal, Kijiji, Rent.com and Shopping.com – that bring together millions of buyers and sellers every day.

Forward-Looking Statements
This announcement contains forward-looking statements regarding the expected impact of the acquisition of VeriSign Payment Services on eBay’s financial results. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the receipt and timing of regulatory approvals for the transaction; the possibility that the transaction will not close; the reaction of the users of PayPal and the acquired payment gateway business to the transaction; the reaction of competitors to the transaction; the future growth of the acquired payment gateway business; and the possibility that integration following closing will prove more difficult than expected. More information about potential factors which could affect eBay’s business and financial results is included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of VeriSign’s future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as; eBay and PayPal’s customer acceptance of VeriSign’s services; the risk that eBay and PayPal’s deployment of VeriSign’s services doesn’t result in the expected use of two-factor authentication by eBay and PayPal’s customers; and the inability of VeriSign to successfully develop and market new products and services and customer acceptance of any new products or services. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statement after the date of this press release.

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